EXHIBIT 107

Filing Fee Table

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)	8,625,000 shares	$4.00	$34,500,000	$3,198.15
Underwriter Warrants (3)	-	-	-	-
Common Stock issuable upon exercise of Underwriter Warrants(3)	600,000 shares	4.80	2,880,000	266.98
Total			$37,380,000	$3,465.13

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes 1,125,000 shares of common stock issuable upon exercise of the underwriters’ overallotment option.
(3)

We have agreed to issue, on the closing date of this offering, warrants to the representative of the underwriters, ViewTrade Securities, Inc., (the “Representative”), to purchase up to an amount equal to 8% of the aggregate number of shares of common stock sold by us in this offering, inclusive of the underwriters’ over-allotment option. The exercise price of the underwriter warrants is equal to 120% of the initial public offering price of our common stock offered hereby. The underwriter warrants are exercisable for a period of five years from the commencement of sales of this offering effective date of this Registration Statement.